UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 4, 2013

NRG ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-15891	41-1724239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Carnegie Center, Princeton, New Jersey 08540
(Address of principal executive offices, including zip code)

(609) 524-4500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On June 4, 2013, NRG Energy, Inc. (“NRG”), as borrower, completed a refinancing (the “Refinancing”) of its senior secured credit facility (the “Senior Credit Facility”), comprised of a senior secured term loan facility in an aggregate principal amount of $2.022 billion (the “Term Facility”) and a senior secured revolving credit facility in an aggregate principal amount not to exceed $2.511 billion (the “Revolving Facility”). The Refinancing was consummated pursuant to an amendment dated as of June 4, 2013 (the “Amendment”) to the existing amended and restated credit agreement dated as of July 1, 2011 (as amended through June 4, 2013, the “Amended Credit Agreement”).

The Term Facility and Revolving Facility will each mature on July 1, 2018. The principal amount of the Term Facility amortizes in quarterly installments equal to 0.25% of the original principal amount of the Term Facility, with the balance payable at maturity.

Borrowings under the Term Facility shall bear variable rates of interest, as determined at NRG’s election, at LIBOR or at base rate, in each case, plus an applicable margin equal to (a) 2.00% per annum for LIBOR loans and (b) 1.00% per annum for base rate loans.

Borrowings under the Revolving Facility shall bear variable rates of interest, as determined at NRG’s election, at LIBOR or at base rate, in each case, plus an applicable margin equal to (a) 2.25% per annum for LIBOR loans and (b) 1.25% per annum for base rate loans.

The Lenders under the Revolving Facility will be paid a per annum commitment fee of 0.50% on the average daily amount of the unused portion of the revolving commitments.

Among other customary restrictions that are usual for facilities and transactions of this type, the terms of the Amended Credit Agreement include:

•                  mandatory prepayments that are substantially consistent with the mandatory asset sale offer provisions set forth with respect to NRG’s senior notes, as adjusted and otherwise modified to reflect the status and nature of the Senior Credit Facility, including a requirement that any such offer shall first be made to the facilities; and

•                  other covenants substantially consistent with NRG’s senior notes, as adjusted or otherwise modified to reflect the status and nature of the Senior Credit Facility as a senior secured facility.

The events of default under the Amended Credit Agreement include, among others, payment defaults, cross defaults with certain other indebtedness, breaches of covenants, judgments, change of control and bankruptcy events. In the event of an event of default, the Amended Credit Agreement requires NRG to pay incremental interest at the rate of 2.0% and, depending on the nature of the default, the commitments will either automatically terminate and all unpaid amounts immediately become due and payable, or the lenders may in their discretion terminate their commitments and declare due all unpaid amounts outstanding.

In connection with the Amendment, NRG and certain of its subsidiaries reaffirmed the grant of a security interest in substantially all of their assets, subject to customary exceptions for facilities and transactions of this type, and certain of NRG’s subsidiaries reaffirmed a guaranty of amounts borrowed and obligations incurred under the Amended Credit Agreement.

A press release announcing the execution of the documents in connection with the Refinancing is attached as Exhibit 99.1 to the Current Report on Form 8-K and incorporated herein by reference. A copy of the Amendment is attached as Exhibit 10.1 to the Current Report on Form 8-K and incorporated herein by reference. The description of the material terms of the Senior Credit Facility, the Amendment and the Amended Credit Agreement does not purport to be complete and is qualified in its entirety by reference to such exhibits.

The representations, warranties and covenants of each party as set forth in the Senior Credit Facility were made only for purposes of that agreement and as of specific dates set forth therein, are solely for the benefit of the parties thereto, and are subject to limitations, qualifications and exceptions agreed upon by the parties thereto (including being qualified by confidential disclosures), and were made for the purposes of allocating contractual risk between the parties thereto, and not for establishing these matters as facts. Any applicable materiality standards in the Senior Credit Facility may differ from what investors may deem material. Investors should not rely on the representations, warranties, or covenants or any description thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties, and covenants may change after the date of the Amendment, which subsequent information may or may not be fully reflected in public disclosures by NRG.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of the Registrant

The disclosures under Item 1.01 of this Current Report on Form 8-K relating to the Amendment are also responsive to Item 2.03 of this report and are incorporated by reference into this Item 2.03.

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Document

10.1	Second Amendment, dated as of June 4, 2013.

99.1	NRG press release dated June 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.

	By:	/s/ David R. Hill
David R. Hill
Executive Vice President and General Counsel
June 10, 2013

EXHIBIT INDEX

Exhibit No.	Document

10.1	Second Amendment, dated as of June 4, 2013.

99.1	NRG press release dated June 5, 2013.